Exhibit 99.1

LAVA Announces Evaluation of Strategic Options

Advisor engaged in evaluating strategic options to maximize shareholder value

Cash balance of $76.6 million as of December 31, 2024

Utrecht, The Netherlands, and Philadelphia, PA, US – February 25, 2025 – LAVA Therapeutics N.V. (NASDAQ: LVTX, “LAVA,” “the Company”), a clinical-stage immuno-oncology company focused on developing its proprietary Gammabody® platform of bispecific gamma delta T cell engagers, announced that the Company has initiated a process to review strategic options focused on maximizing shareholder value, and has implemented cost curtailment including a workforce reduction. The Company has retained an experienced financial advisor to support LAVA with the strategic evaluation process. LAVA will continue to enroll in the Phase 1 clinical study evaluating the safety and pharmacokinetics of LAVA-1266 in hematologic malignancies, including acute myeloid leukemia (AML) and myelodysplastic syndrome (MDS), and support its partnerships with Pfizer and Johnson and Johnson.

“While we will continue investigating LAVA-1266 in the potential treatment of AML and MDS, and supporting our Gammabody pharma partnerships, with only one product in clinical development and an early-stage pipeline, we felt it appropriate to investigate strategic opportunities to drive additional shareholder value. LAVA is in a strong position to unlock strategic opportunities for the Company, in addition to our proprietary pipeline and partnered programs,” said Steve Hurly, Chief Executive Officer of LAVA.

The Company will explore and evaluate diverse strategic options to maximize shareholder value, including in-licensing of assets, a sale, licensing agreement, merger, acquisition, or other strategic transactions. There can be no assurance that this process will result in any such transaction. LAVA’s Board of Directors has not set a timetable for the strategic review process. LAVA does not intend to provide updates until the Board approves a specific action or otherwise determines that disclosure is appropriate or required.

In connection with the evaluation of strategic alternatives, LAVA is implementing a restructuring plan that includes a workforce reduction of approximately thirty percent, furthering cost-containment and cash conservation measures. The Company intends to retain all employees essential for supporting value creation as part of its strategic review. The Company estimates that it will incur approximately $0.5 million of one-time costs primarily incurred in Q1 2025 related to the workforce reduction.

“I want to express my sincere gratitude to each of our employees being affected by this workforce reduction,” said Mr. Hurly. “We thank them for their dedicated service and contribution to LAVA’s mission to advancing the portfolio of bispecific T cell engagers and our proprietary Gammabody platform.”

As of December 31, 2024, the Company’s cash, cash equivalents, and investments were $76.6 million (unaudited).

About LAVA Therapeutics

LAVA Therapeutics N.V. is a clinical-stage immuno-oncology company focused on advancing its proprietary Gammabody® platform to develop a portfolio of bispecific gamma-delta T cell engagers for the potential treatment of solid tumors and hematologic malignancies. The Company utilizes bispecific antibodies engineered to selectively kill cancer cells by triggering Vγ9Vδ2 (Vgamma9 Vdelta2) T cell anti-tumor effector functions upon cross-linking to tumor-associated antigens.

LAVA’s pipeline includes three internal and partnered clinical-stage bispecific gamma-delta T cell engagers for the treatment of solid tumor and hematological cancers including LAVA 1266, targeting CD123+ cancers (ACTRN12624001214527); PF-08046052, targeting EGFR (NCT05983133); and JNJ-89853413, targeting hematological cancers (NCT06618001). The pipeline also includes preclinical programs. For more information on LAVA, please visit our website at www.lavatherapeutics.com or follow us on LinkedIn, X, and YouTube.

Gammabody® is a registered trademark of LAVA Therapeutics N.V.

LAVA’s Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipate”, “believe”, “could”, “will”, “may”, “expect”, “should”, “plan”, “intend”, “estimate”, “potential”, “suggests”, and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on LAVA’s expectations and assumptions as of the date of this press release and are subject to various risks and uncertainties that may cause actual results to differ materially from these forward-looking statements. Forward-looking statements contained in this press release include but are not limited to statements relating to LAVA’s evaluation of strategic alternatives and transactions to maximize shareholder value, LAVA’s ability to preserve capital and the sufficiency of cash on hand, the reduction in force in employees at the Company, as well as the therapeutic potential, development strategy and potential uses of LAVA’s product candidates, including LAVA-1266, the timing of initiation of clinical trials and achievement of clinical milestones, LAVA’s cash runway and the sufficiency of resources to pursue development activities, progress and data from clinical trials, and the ability of LAVA’s product candidates to treat various tumor targets and improve patient outcomes, among others. Many factors, risks and uncertainties may cause differences between current expectations and actual results, including, among other things, the Company’s ability to leverage its initial programs to develop additional product candidates using its Gammabody® platform, the failure of LAVA’s collaborators to support or advance collaborations or LAVA’s product candidates, the timing and results of LAVA’s research and development programs and preclinical and clinical trials, the possibility that clinical trials may fail to establish sufficient efficacy, the risk that adverse events or safety signals may occur in clinical trials, the risk that results obtained in preclinical studies or clinical trials to date may not be indicative of results obtained in ongoing or future trials, the risk that adverse regulatory actions or other setbacks could occur in clinical trials even after promising results in earlier clinical trials or preclinical studies, the Company’s ability to obtain regulatory approval for and commercialize its product candidates, LAVA’s ability to identify any strategic alternatives or if so identified, be able to consummate any such transactions on terms acceptable to LAVA and its shareholders, and the risk that setbacks in development could occur as a result of the difficulty and uncertainty of pharmaceutical product development and other factors. There may be adverse effects on the Company’s business condition and results from general economic and market conditions and overall fluctuations in the United States and international equity markets, including as a result of inflation, heightened interest rates, recent and potential future pandemics and other health crises, and hostilities, including between Russia and escalating tension in the Middle East. These and other risks are described in greater detail under the caption “Risk Factors” in LAVA’s most recent Annual Report on Form 20-F and other filings the Company makes with the Securities and Exchange Commission. LAVA assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

CONTACTS

Investor Relations

ir@lavatherapeutics.com

LifeSci Advisors (IR/Media)

Joyce Allaire

Jallaire@lifesciadvisors.com